Exhibit 10.1

LEASE

by and between

SANDY PARK II L.L.C.,

a Utah Limited Liability Company,

as Landlord

and

LIFEVANTAGE CORPORATION,

a Colorado corporation

as Tenant

for

Third and Fourth Floors

SANDY PARK OFFICE COMPLEX

9800 SOUTH MONROE STREET

SANDY, UTAH

SANDY PARK OFFICE COMPLEX—9800 SOUTH MONROE STREET—SANDY, UTAH

i

SANDY PARK OFFICE COMPLEX—9800 SOUTH MONROE STREET—SANDY, UTAH

ii

LEASE

ARTICLE I. BASIC LEASE PROVISIONS; ENUMERATION OF EXHIBITS

SECTION 1.01 BASIC LEASE PROVISIONS

(A)	DATE: September 20, 2012.

(B)	LANDLORD: SANDY PARK II L.L.C., a Utah limited liability company.

(C)	ADDRESS OF LANDLORD FOR NOTICES (Section 16.01): 2733 East Parleys Way, Suite 300, Salt Lake City, UT 84109.

(D)	TENANT: LIFEVANTAGE CORPORATION, a Colorado corporation (FIN: 90-0224471).

(E)	ADDRESS OF TENANT FOR NOTICES (Section 16.01): 9815 South Monroe St., Sandy Utah 84070, Attn: Legal Department, Phone: (801) 432-5000.

(F)	PERMITTED USES (Section 7.01): General office including business administration, sales, training and marketing of products.

(G)	TENANT’S TRADE NAME (Exhibit “E”—Sign Criteria): LifeVantage.

(H)	PROJECT (Section 2.01): Sandy Park Office Complex consisting of one building situated at 9800 South Monroe Street in Sandy City, County of Salt Lake, State of Utah. The gross rentable square feet for the building is 84,490.

(I)	LEASED PREMISES (Section 2.01): That portion of the building at the approximate location outlined on Exhibit “A” and “A-1”, consisting of floors three (3) and four (4) with a gross rentable area of approximately 44,353 square feet. Approximately 10.19% of such area is Tenant’s proportionate share of common area hallway’s, restrooms, etc. of the Building.

(J)	DELIVERY OF POSSESSION (Section 5.03): Preliminary Term begins on Delivery of Possession (Section 4.03), which is estimated to be September 1, 2013.

(K)	RENTAL TERM, COMMENCEMENT AND EXPIRATION DATE (Sections 4.01 & 4.02): The Rental Term shall commence on the Delivery of Possession, and shall be for a period of ten (10) full Lease Years which is estimated to be August 31, 2023.

(L)	BASE MONTHLY RENT (Section 3.01): Eighty Six Thousand Eight Hundred Fifty-Eight and 23/100 Dollars ($86,858.23).

(M)	ESCALATIONS IN BASE MONTHLY RENT (Section 3.02):

Escalation Commencement	Monthly Payment
Commencing the 1st day of the 13th month after the Rental Commencement Date	$90,554.33
Commencing the 1st day of the 25th month after the Rental Commencement Date	$94,250.42
Commencing the 1st day of the 37th month after the Rental Commencement Date	$97,946.52
Commencing the 1st day of the 49th month after the Rental Commencement Date	$101,642.61
Commencing the 1st day of the 61st month after the Rental Commencement Date	$105,338.71
Commencing the 1st day of the 73rd month after the Rental Commencement Date	$109,034.86

Commencing the 1st day of the 85th month after the Rental Commencement Date	$112,730.96
Commencing the 1st day of the 97th month after the Rental Commencement Date	$116,426.99
Commencing the 1st day of the 109th month after the Rental Commencement Date	$120,123.09

(N)	LANDLORD’S SHARE OF OPERATING EXPENSES (Section 3.03): Landlord shall pay all Operating Expenses for the first twelve (12) months of the Rental Term and an amount equal to the Operating Expenses for the calendar year 2014 (the “Base Year”) each year thereafter.

(O)	TENANT’S PRO RATA SHARE OF OPERATING EXPENSES (Section 3.03): Fifty-Two and a Half percent (52.50%) of all Operating Expenses as defined in Section 3.03 in excess of Landlord’s Share of Operating Expenses.

(P)	RESPONSIBILITY FOR UTILITIES AND SERVICES: Subject to the provisions of Section 3.03, this Lease provides that the utilities and services shall be paid by the party shown below:

Heat:	Landlord	Real Property Taxes:	Landlord
Water:	Landlord	Personal Property Taxes:	Tenant
Telephone:	Tenant	Janitorial:	Tenant
Electricity:	Landlord	Building Casualty Insurance:	Landlord
Common Area Maintenance:	Landlord	Personal Property Insurance:	Tenant
Liability Insurance-Premises:	Tenant	Liability Ins.-Common Area:	Landlord

Landlord shall arrange for utility services for Leased Premises except that telephone services shall be contracted for directly by Tenant. Landlord may separately sub-meter or monitor utilities to the extent Landlord may determine.

(Q)	EXCESS HOUR UTILITY CHARGES AND HOURS OF OPERATION (Section 12.03): Standard operating hours for the Building shall be 7:00 a.m. to 6:30 p.m. Monday through Friday and 8:00 a.m. to 12:00 Noon on Saturday, excluding federally recognized holidays on which banks in the state are required to be closed. To the extent Tenant requires utilities, lighting or electricity to be provided for the Building during any time in excess of those specified above, Tenant shall pay an extra hourly utility charge of twenty-five cents ($0.25) per hour per one thousand (1,000) square feet for lighting and electricity and five dollars ($5.00) per hour per one thousand (1,000) square feet for mechanical/HVAC system for each full or partial hour during which Tenant operates.

(R)	TENANT/LANDLORD’S WORK (Exhibit “D”): Landlord shall deliver the Leased Premises in turnkey condition to Tenant in accordance with Exhibit “D” with Landlord contributing a maximum of One Million Three Hundred Eighty-Six Thousand Seven Hundred and 00/100 Dollars ($1,386,700.00) (“Landlord’s Contribution”) and Tenant shall pay all costs in excess of Landlord’s Contribution within thirty (30) days of invoice from Landlord.

(S)	STRUCTURED PARKING (Section 2.01): Tenant shall be entitled to the use of five (5) covered parking spaces per one thousand (1,000) square feet of gross rentable area. Notwithstanding anything in this Lease to the contrary, Tenant’s parking shall not be materially changed without Tenant’s prior written consent.

(T)	PREPAID RENT: Eighty-Six Thousand Eight Hundred Fifty-Eight and 23/100 Dollars ($86,858.23) paid upon execution of this Lease to be applied to the first installment of Base Monthly Rent due hereunder.

(U)	SECURITY DEPOSIT (Section 26.01): One Hundred Ten Thousand and 00/100 Dollars ($110,000.00).

(V)	Intentionally Omitted.

(W)	Intentionally Omitted.

(X)

RIGHT OF FIRST OFFER: Landlord hereby grants to Tenant a right to lease the Qualified Space (as defined below) on and subject to the terms and conditions set forth in this Section. As used herein, “Qualified Space” means any vacant on the floor directly below the Leased Premises (2nd Floor) space of the Building that becomes available during the term of this Lease, including without limitation, any extensions or renewals thereof. Provided that Tenant is not in default of this Lease, Landlord shall offer to lease the Qualified Space to Tenant on terms and conditions that are acceptable to Landlord (“Offer Proposal”). Tenant shall either accept or reject the Offer Proposal in writing to Landlord within ten (10) days of receipt of the Offer Proposal (or be deemed to reject the Offer Proposal). If Tenant does not accept such Offer Proposal, or is deemed to reject the Offer Proposal, Landlord is permitted for a period of one (1) year following the date of such rejection (or deemed rejection) to enter into a third party lease (“Third Party Lease”) for such Qualified Space on terms not less favorable to Landlord than those contained in the Offer Proposal. If Landlord fails to enter into a third party lease within one (1) year following the date of Tenant’s rejection of the Offer Proposal, Landlord shall reoffer to Tenant the right to lease the Qualified Space according to the terms above. In such event, Tenant will be deemed to have waived its right to enter into a lease for the Qualified Space. The rights set forth in this Section 1.01(X) are personal to the party executing this Lease and are not assignable or transferable. Upon a permitted assignment or subletting of this Lease the rights under this Section 1.01(X) shall expire and be of no further force and effect. Tenant’s rights hereunder are conditioned upon and subject to Tenant’s not being in default beyond any applicable cure period during the time the Tenant accepts such Offer Proposal.

(Y)	SIGNAGE (Exhibit “E”): Tenant shall have the right to building crown signage on the I-15 facing of the Building. Further, Tenant shall have the right to suite and monument signage. Costs for Building crown signage will be paid by Tenant or, in Tenant’s discretion, paid out of Landlord’s Contribution. Suite and monument signage will be provided by Landlord as part of Landlord’s Work. All signage will be designed, constructed, and installed in accordance with building standards in Exhibit “E”.

(Z)

TERMINATION RIGHT: Provided the Tenant is not in default in its performance of its obligations under this Lease, Tenant shall have a one-time right to terminate this Lease at the end of the eighty-fourth (84th) month of the Rental Term by providing one hundred twenty (120) days prior written notice of its exercise of its right to do so. This provision shall only apply during the initial Rental Term and shall not be applicable to any Extension Term.

[Remainder of Page Intentionally Left Blank]

SECTION 1.02 SIGNIFICANCE OF A BASIC LEASE PROVISION. The foregoing provisions of Section 1.01 summarize for convenience only certain fundamental terms of this Lease delineated more fully in the Articles and Sections referenced therein. In the event of a conflict between the provisions of Section 1.01 and the balance of this Lease, the latter shall control.

SECTION 1.03 ENUMERATION OF EXHIBITS. The exhibits enumerated in this Section and attached to this Lease are incorporated in the Lease by this reference and are to be construed as a part of the Lease.

EXHIBIT “A”—SITE PLAN

EXHIBIT “A-1”—LEASE PLAN

EXHIBIT “B”—LEGAL DESCRIPTION(S)

EXHIBIT “C”—TENANT/LANDLORD’S WORK

EXHIBIT “D”—TENANT’S WORK

EXHIBIT “E”—SIGN CRITERIA

ARTICLE II. GRANT AND LEASED PREMISES

SECTION 2.01 LEASED PREMISES. In consideration for the rent to be paid and covenants to be performed by Tenant, Landlord hereby leases to Tenant, and Tenant leases from Landlord for the Rental Term and upon the terms and conditions herein set forth, the premises described in Section 1.01(I) (hereinafter referred to as the “Leased Premises”), located in an office building development referred to in Section 1.01(H) (hereinafter referred to as the “Building”). The legal description for the property on which the Building is located is attached hereto as Exhibit “B”. Gross rentable area measurements herein specified are from the exterior of the perimeter walls of the building to the center of the interior walls.

The exterior walls and roof of the Leased Premises and the areas beneath said Leased Premises are not demised hereunder and the use thereof together with the right to install, maintain, use, repair, and replace pipes, ducts, conduits, and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the building or buildings are hereby reserved to Landlord. Landlord reserves (a) such access rights through the Leased Premises as may be reasonably necessary to enable access by Landlord to the balance of the building and reserved areas and elements as set forth above; and (b) the right to install or maintain meters on the Leased Premises to monitor use of utilities. In exercising such rights, Landlord will use reasonable efforts so as to not commit waste upon the Leased Premises and as far as practicable to minimize annoyance, interference or damage to Tenant when making modifications, additions or repairs.

Subject to the provisions of Article VIII and Section 27.11, Tenant and its customers, agents and invitees have the right to the non-exclusive use, in common with others of such unreserved automobile parking spaces, driveways, footways, and other facilities designated for common use within the Building, except that with respect to non-exclusive areas, Tenant shall cause its employees to park their cars only in areas specifically designated from time to time by Landlord for that purpose and shall actively police employees to keep them from parking in “visitor” or other restricted parking areas. Tenant shall be entitled to the use of covered parking spaces in accordance with the provisions of Section 1.01(S).

ARTICLE III. RENT

SECTION 3.01 BASE MONTHLY RENT. Tenant agrees to pay to Landlord the Base Monthly Rent set forth in Section 1.01(L) at such place as Landlord may designate, without prior demand therefor, without offset or deduction and in advance on or before the first day of each calendar month during the Rental Term, commencing on the Rental Commencement Date. In the event the Rental Commencement Date occurs on a day other than the first day of a calendar month, then the Base Monthly Rent to be paid on the Rental Commencement Date shall include both the Base Monthly Rent for the first full calendar month occurring after the Rental Commencement Date, plus the Base Monthly Rent for the initial fractional calendar month prorated on a per-diem basis (based upon a thirty (30) day month).

SECTION 3.02 ESCALATION. As set forth in Section 1.01(M).

SECTION 3.03 TENANT’S SHARE OF OPERATING EXPENSES. (a) Fifty (50%) of all Operating Expenses as defined in Section 3.03 in excess of Landlord’s Share of Operating Expenses set forth in Section 1.01 (N).

(b) Landlord shall bill Tenant for Tenant’s Share, if any, at the end of the second Lease Year of the Rental Term. Beginning with the third Lease Year and continuing thereafter, Landlord shall reasonably estimate Tenant’s Share of Operating Expenses for the next twelve (12) months and one-twelfth (1/12th) of the estimated Tenant’s Share shall be added to the Base Monthly Rent as determined in Sections 3.01 and 3.02 for the next full twelve (12) calendar months of the Rental Term and shall be paid as set forth in Section 3.05.

(c) To the extent that Tenant’s Share of Operating Expenses is less or greater than the estimated amount paid by Tenant during Lease Year, Tenant shall be entitled to a reimbursement or shall pay the deficiency as the case may be. Landlord shall determine the actual Operating Expenses within forty-five (45) days after the end of the Lease Year and shall deliver a computation of such Operating Expenses in reasonable detail to Tenant together with an invoice for Tenant’s share or notice of credit for reimbursement thereof. Tenant agrees to pay the amount of said invoice within ten (10) days after invoice therefor.

(d) “Operating Expenses” shall mean all reasonable actual costs and expense incurred by Landlord in connection with the ownership, operation, management and maintenance of the Building and Property and related improvements located thereon (the “Improvements”, including, but not limited to, all reasonable expenses incurred by Landlord as a result of Landlord’s compliance with any and all of its obligations under this Lease (or under similar leases with other tenants). In explanation of the foregoing, and not in limitation thereof, Operating Expenses shall include: utilities, repair and maintenance of the Leased Premises, including HVAC, electrical, plumbing, sprinkler and other building system maintenance, (excluding roof and structural repair), all real and personal property taxes and assessments (whether general or special, known or unknown, foreseen or unforeseen) and any tax or assessment levied or charged in lieu thereof, whether assessed against Landlord and/or Tenant and whether collected from Landlord and/or Tenant; snow removal, trash removal, common area utilities, cost of equipment or devices used to conserve or monitor energy consumption, supplies, insurance, license, permit and inspection fees, building management fees, cost of services of independent contractors, cost of services of independent contractors, cost of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with day-to-day operation, maintenance, repair, and replacement of the Building, its equipment and the adjacent common areas (including, but not limited to janitorial, gardening, landscaping, security, parking, elevator, painting, plumbing, electrical, mechanical, carpentry, window washing, performing services not uniformly available to or performed for substantially all Building tenants; and rental expense or a reasonable allowance for depreciation of personal property used in the maintenance, operation and repair of the Building. For purposes hereof, building management fees shall be 4% of the Base Monthly Rentals due and payable.

(e) The foregoing notwithstanding, Operating Expenses shall not include:

1.	Costs borne directly by Tenant such as janitorial, liability insurance of Tenant and personal casualty insurance;

2.	Cost of decorating, redecorating, or special cleaning or other services not provided on a regular basis to tenants on the Building, unless such decorations or special cleaning are typical and customary of first class office buildings in the market;

3.	Wages, salaries, fees, and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord unless employed to perform ordinary and reasonable services at competitive rates as Independent contractors;

4.	Any charge for depreciation of Building or Building equipment (except improvements made to effect savings as provided above) and any interest or other financing charge; and except that new or replacement of maintenance equipment, if any, purchased may be depreciated over its useful life and such depreciation charged as an Operating Expense;

5.	Any charge for Landlord’s net income taxes, excess profit taxes, or similar taxes on Landlord’s business excluding any rent tax or any tax measured by Landlord’s gross receipts from the Building, which shall be deemed an Operating Expense;

6.	All costs relating to activities for the solicitation and execution of leases of space in the building, including, but not limited to, commissions, tenant improvements, legal fees and marketing expenses;

7.	All costs for which Tenant or any other tenant in the Building directly reimburses Landlord;

8.	The cost of any repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Building;

9.	The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Building;

10.	The cost of any additions or capital improvements to the building subsequent to the date of original construction except as to effect labor savings as provided above;

11.	Any Operating Expense representing an amount paid to a related corporation, entity, or person which is in excess of the amount, which would be paid on a competitive basis for similar services done by unrelated parties of equal qualification;

12.	The cost of alterations of space in the Building leased to other tenants;

13.	The cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense;

14.	Inheritance taxes;

15.	Gift taxes;

16.	Transfer taxes;

17.	Special assessments levied against other than Real Estate Assessments payable hereunder, while includable in Operating Expenses, shall be chargeable in installments if the Landlord is permitted to do so. Furthermore, Tenant may upon ten (10) days’ notice to Landlord inspect or audit Landlord’s business records of Operating Expenses and if Tenant shall discover that Landlord has made an error of more than five percent (5%) resulting in an overcharge to Tenant, then Landlord shall reimburse to Tenant, Tenant’s costs reasonably incurred for said audit; and

18.	Structural or foundation repairs required to maintain the structural integrity of the Building, but not normal exterior maintenance such as painting, drivit replacement or repair etc.

SECTION 3.04 TAXES.

(a) Landlord shall pay all real property taxes and assessments (all of which are hereinafter collectively referred to as “Taxes”) which are levied against or which apply with respect to the Leased Premises.

(b) Tenant shall prior to delinquency pay all taxes, assessments, charges, and fees which during the Rental Term hereof may be imposed, assessed, or levied by any governmental or public authority against or upon Tenant’s use of the Leased Premises or any inventory, personal property, fixtures or equipment kept or installed, or permitted to be located therein by Tenant.

SECTION 3.05 PAYMENTS. All payments of Base Monthly Rent, additional rent and other payments to be made to Landlord shall be made on a timely basis and shall be payable to Landlord or as Landlord may otherwise designate. All such payments shall be mailed or delivered to Landlord’s principal office set forth in Section 1.01(C), or at such other place as Landlord may designate from time to time in writing. If mailed, all payments shall be mailed in sufficient time and with adequate postage thereon to be received in Landlord’s account by no later than the due date for such payment. If Tenant shall fail to pay any Base Monthly Rent or any additional rent or any other amounts or charges when due, Tenant shall pay interest from the due date of such past due amounts to the date of payment, both before and after judgment at a rate equal to the greater of twelve (12%) percent per annum or two (2%) percent over the “prime” or “base” rate charged by Zion’s First National Bank of Utah at the due date of such payment; provided however, that in any case the maximum amount or rate of interest to be charged shall not exceed the maximum non-usurious rate in accordance with applicable law.

ARTICLE IV. RENTAL TERM, COMMENCEMENT DATE & PRELIMINARY TERM

SECTION 4.01 RENTAL TERM. Subject to Tenant’s termination right set forth in Section 1.01(Z), the term of this Lease shall be for the period defined as the Rental Term in Section 1.01(K), plus the partial calendar month, if any, occurring after the Rental Commencement Date (as hereinafter defined) if the Rental Commencement Date occurs other than on the first day of a calendar month. “Lease Year” shall include twelve (12) calendar months, except that first Lease Year will also include any partial calendar month beginning on the Rental Commencement Date.

SECTION 4.02 RENTAL COMMENCEMENT DATE. The Rental Term of this Lease and Tenant’s obligation to pay rent hereunder shall commence as set forth in Section 1.01(K) (the “Rental Commencement Date”). Within five (5) days after Landlord’s request to do so, Landlord and Tenant shall execute a written affidavit, in recordable form, expressing the Rental Commencement Date and the termination date, which affidavit shall be deemed to be part of this Lease.

SECTION 4.03 PRELIMINARY TERM. The period between the date Tenant enters upon the Leased Premises and the commencement of the Rental Term will be designated as the “preliminary term” during which no Base Monthly Rent shall accrue; however, other covenants and obligations of Tenant shall be in full force and effect. Delivery of Possession of the Leased Premises to Tenant as provided in Section 5.03 shall be considered “entry” by Tenant and commencement of “preliminary term”.

ARTICLE V. CONSTRUCTION OF LEASED PREMISES

SECTION 5.01 CONSTRUCTION BY LANDLORD. Landlord shall construct or cause to be constructed the Building and Leased Premises substantially in accordance with Outline Specifications set forth in Exhibit “C” attached hereto. Landlord’s construction obligation shall include Tenant Improvements pursuant to mutually agreed space layout plans and specifications subject to the provisions of Article VI of this Lease. After consultation with Tenant, Landlord’s architect shall furnish the plans and specifications for the Leased Premises, but the cost thereof shall be charged toward Landlord Contribution. It is understood and agreed by Tenant that no minor changes from any plans or from said Outline Specifications which may be necessary during construction of the Leased Premises or the Building shall affect or change this Lease or invalidate same.

SECTION 5.02 CHANGES AND ADDITIONS BY LANDLORD. Landlord hereby reserves the right at any time, and from time to time, to make alterations or additions to, and to build additional stories on the Building in which the Leased Premises are contained and to build adjoining the same and to modify the existing parking or other common areas to accommodate additional buildings. Landlord also reserves the right to construct other buildings or improvements in the Building area from time to time, on condition that if the Building area is expanded so as to include any additional buildings, Landlord agrees to create or maintain a parking ratio adequate to meet local laws and ordinances, including the right to add land to the Building or to erect parking structures thereon.

SECTION 5.03 DELIVERY OF POSSESSION. Except as hereinafter provided, Landlord agrees to use good faith efforts to deliver the Leased Premises, to Tenant in the condition called for in Exhibit “D”, on or before the date set forth in Section 1.01(J). The Leased Premises shall be deemed as ready for delivery when Landlord shall have substantially completed construction of the portion of the said Leased Premises to be occupied exclusively by Tenant, in accordance with Landlord’s obligations set forth in Exhibit “D”. Landlord shall, from time to time during the course of construction, provide information to Tenant concerning the progress of construction of said Leased Premises, and will give written notice to Tenant when said Leased Premises are in fact ready for Tenant’s occupancy. Notwithstanding the foregoing, Landlord shall have the right to extend the date for delivery of possession of the Leased Premises for a period of one (1) month by notice in writing given to Tenant any time prior to said delivery date. If any disputes shall arise as to the Leased Premises being ready for delivery of possession, a certificate furnished by Landlord’s architect in charge so certifying shall be conclusive and binding of that fact and date upon the parties. It is agreed that by occupying the Leased Premises as a tenant, Tenant formally accepts the same and acknowledges that the Leased Premises are in the condition called for hereunder, except for items specifically excepted in writing within ten (10) business days of the date of occupancy as “incomplete”.

ARTICLE VI. TENANT’S WORK & LANDLORD’S CONTRIBUTION

SECTION 6.01 TENANT’S INITIAL IMPROVEMENTS.

(a) Landlord shall provide Tenant’s Tenant Improvements as defined in Section H of Exhibit “C”. Landlord shall provide at no charge, all space planning, architectural and mechanical drawings required to construct Tenant Improvements including construction drawings stamped by a licensed architect and submitted for approvals and permits. Tenant agrees to cooperate and provide a representative to direct space planning efforts at such times as are requested by Landlord and shall give approvals or rejections of Tenant Improvement plans and specifications within five (5) days after submission by Landlord’s architect. If Tenant fails to timely act as set forth in Article VI, then the time for delivery of possession shall be postponed appropriately.

(b) Tenant agrees to pay for all costs of Tenant Improvements and any other items installed by Tenant on the Leased Premises to the extent such costs exceed the amount of Landlord’s Contribution set forth in Section 6.02 and 1.01(R). Prior to commencing construction of Tenant Improvements, Landlord shall obtain competitive bids from contractors mutually agreed upon between Landlord and Tenant. Tenant shall be entitled to review such bids and mutually agree with Landlord as to the cost thereof. If the estimated cost exceeds Landlord’s Contribution, then Tenant shall deposit with Landlord the amount of such excess prior to commencement of construction.

SECTION 6.02. Intentionally Omitted.

ARTICLE VII. USE

SECTION 7.01 USE OF LEASED PREMISES. Tenant shall use and occupy the Leased Premises solely for the purpose of conducting the business indicated in Section 1.01(F). Tenant shall promptly comply with all present or future laws, ordinances, lawful orders and regulations affecting the Leased Premises and the cleanliness, safety, occupancy and use of same. Tenant shall not make any use of the Leased Premises which Tenant has reason to know is likely to cause cancellation or an increase in the cost of any insurance policy covering the same. Tenant shall not knowingly keep or use on the Leased Premises any article, item, or thing which is prohibited by the standard form of fire insurance policy. Tenant shall not commit any waste upon the Leased Premises and shall not conduct or allow any business, activity, or thing on the Leased Premises which is an annoyance or causes damage to Landlord, to other subtenants, occupants, or users of the improvements, or to occupants of the vicinity.

SECTION 7.02 HAZARDOUS SUBSTANCES.

(a) Landlord shall be responsible for removal of any Hazardous Substances that existed at the Project prior to construction or any that Landlord has or does install at the Leased Premises or Building. After reasonable inquiry, Landlord is not aware of any existing Hazardous Substances within the Project areas.

(b) Tenant shall not use, produce, store, release, dispose or handle in or about the Leased Premises or transfer to or from the Leased Premises (or permit any other party to do such acts) any Hazardous Substance except in compliance with all applicable Environmental Laws. Tenant shall not construct or use any improvements, fixtures or equipment or engage in any act on or about the Leased Premises that would require the procurement of any license or permit pursuant to any Environmental Law. Tenant shall immediately notify Landlord of (i) the existence of any Hazardous Substance on or about the Leased Premises that may be in violation of any Environmental Law (regardless of whether Tenant is responsible for the existence of such Hazardous Substance), (ii) any proceeding or investigation by any governmental authority regarding the presence of any Hazardous Substance on the Leased Premises or the migration thereof to or from any other property, (iii) all claims made or threatened by any third party against Tenant relating to any loss or injury resulting from any Hazardous Substance, or (iv) Tenant’s notification of the National Response Center of any release of a reportable quantity of a Hazardous Substance in or about the Leased Premises. “Environmental Laws” shall mean any federal, state or local statute, ordinance, rule, regulation or guideline pertaining to health, industrial hygiene, or the environment, including without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act; “Hazardous Substance” shall mean all substances, materials and wastes that are or become regulated, or classified as hazardous or toxic, under any Environmental Law. If it is determined that any Hazardous Substance exists on the Leased Premises resulting from any act of Tenant or its employees, agents, contractors, licensees, subtenants or customers, then Tenant shall immediately take necessary action to cause the removal of said substance and shall remove such within ten (10) days after discovery. Notwithstanding the above, if the Hazardous Substance is of a nature that cannot be reasonably removed within ten (10) days Tenant shall not be in default if Tenant has commenced to cause such removal and proceeds diligently thereafter to complete removal, except that in all cases, any Hazardous Substance must be removed within sixty (60) days after discovery thereof. Furthermore, notwithstanding the above, if in the good faith judgment of Landlord, the existence of such Hazardous Substance creates an emergency or is of a nature which may result in immediate physical danger to persons at the Property, Landlord may enter upon the Leased Premises and remove such Hazardous Substances and charge the cost thereof to Tenant as Additional Rent.

(c) The party herein responsible for removal of Hazardous Substances shall upon learning of such condition proceed within five (5) days thereafter to commence removal of such Hazardous Substance and shall diligently continue to effect such removal until completion. Removal shall be accomplished in accordance with any applicable safety standards.

ARTICLE VIII. OPERATION AND MAINTENANCE OF COMMON AREAS.

SECTION 8.01 CONSTRUCTION AND CONTROL OF COMMON AREAS. All automobile parking areas, driveways, entrances and exits thereto, and other facilities furnished by Landlord in or near the buildings or Building, including if any, employee parking areas, truck ways, loading docks, mail rooms or mail pickup areas, pedestrian sidewalks and hallways, landscaped areas, retaining walls, stairways, restrooms and other areas and improvements provided by Landlord for the general use in common tenants, their officers, agents, employees and customers, shall at all times be subject to the exclusive control and management of

Landlord which shall have the right from time to time to establish, modify and enforce reasonable Rules and Regulations with respect to all facilities and areas mentioned in this Section. Landlord shall have the right to construct, maintain and operate lighting and drainage facilities on or in all said areas and improvements; to police the same, from time to time to change the area, level, location and arrangement of parking areas and other facilities hereinabove referred to; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close temporarily all or any portion of said areas or facilities to such extent as may, in the opinion of counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to assign “reserved” parking spaces for exclusive use of certain tenants or for customer parking, to discourage non-employee and non-customer parking; and to do and perform such other acts in and to said areas and improvements as, in the exercise of good business judgment, the Landlord shall determine to be advisable with a view toward maintaining of appropriate convenience uses, amenities, and for permitted uses by tenants, their officers, agents, employees and customers. Landlord will operate and maintain the common facilities referred to above in such a manner as it, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Landlord shall have the full right and authority to employ all personnel and to make all Rules and Regulations pertaining to and necessary for the proper operation, security and maintenance of the common areas and facilities. Building and/or project signs, traffic control signs and other signs determined by Landlord to be in best interest of the Building, will be considered part of common area and common facilities.

SECTION 8.02 LICENSE. All common areas and facilities not within the Leased Premises, which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if the amount of such areas be diminished, Landlord shall not be subject to any liabilities nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such diminution of such areas be deemed constructive or actual eviction, so long as such revocations or diminutions are deemed by Landlord to serve the best interests of the Building.

SECTION 8.03 AUDIT. Tenant shall have the right, not more frequently than once every two (2) calendar years, to audit (the “CAM Audit”) all of Landlord’s or Landlord’s agent’s records pertaining to Common Area Charges for the prior two (2) Lease Years. Tenant shall not be permitted to utilize a so-called “contingent fee” CAM auditor. Accordingly, any representative of Tenant conducting, assisting, or having any involvement with the CAM Audit shall not be permitted to have a financial stake in the outcome of the CAM audit and Landlord shall be entitled to receive credible evidence of the same and Landlord may refuse to allow such CAM audit in the absence of such evidence. Additionally, any representative of Tenant conducting a CAM audit shall first sign a confidentiality agreement that provides that it will not disclose the audit, its conclusions or any information obtained in the course of conducting the audit to anyone other than Tenant and Landlord.

Landlord shall retain its records regarding Common Area Charges for a period of at least two (2) years following the final billing for each calendar year during the Term. At any time during such two (2) year period, upon thirty (30) days’ advance written notice to Landlord, Tenant may conduct a CAM Audit. The CAM Audit shall commence on a date of which Tenant has notified Landlord not less than thirty (30) days in advance. Tenant shall in all cases share with Landlord the conclusions of the CAM Audit and/or any CAM Audit report. If the CAM Audit discloses an overbilling, Landlord may, by written notice to Tenant within forty-five (45) days of Landlord’s receipt of a copy of the CAM Audit, object to the conclusions or process of the CAM Audit, stating its conclusions as to whether or not there was any overbilling (and if so, the amount thereof). If Tenant disputes Landlord’s conclusions, Tenant shall notify Landlord and the parties shall use good faith efforts to resolve the dispute. If Landlord agrees with the CAM Audit, Landlord shall pay to Tenant the amount of the overbilling within forty-five (45) days of Landlord’s receipt of a copy of the CAM Audit. If the CAM Audit discloses an underbilling, Tenant shall pay to Landlord the amount of the underbilling within forty-five (45) days of Tenant’s receipt of a copy of the CAM Audit or its conclusions.

ARTICLE IX. ALTERATIONS, SIGNS, LOCKS & KEYS

SECTION 9.01 ALTERATIONS. Tenant shall not make or suffer to be made any alterations or additions to the Leased Premises or any part thereof without the prior written consent of Landlord. Any additions to, or alterations of the Leased Premises except movable furniture, equipment and trade fixtures shall become a part of the realty and belong to Landlord upon the termination of Tenant’s lease or renewal term or other termination or surrender of the Leased Premises to Landlord.

SECTION 9.02 SIGNS. Tenant shall not place or suffer to be placed or maintained on any exterior door, wall or window of the Leased Premises, or elsewhere in the Building, any sign, awning, marquee, decoration, lettering, attachment, canopy, advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Leased Premises without first obtaining Landlord’s written approval. Tenant shall maintain any such sign, awning, canopy, decoration, lettering, advertising matter or other things as may be approved in good condition and repair at all times. Landlord may, at Tenant’s cost, and without liability to Tenant, enter the Leased Premises and remove any item erected in violation of the Section 9.02. Landlord has established rules and regulations governing the size, type and design of all signs, decorations, etc., which is specifically set forth in Exhibit “E” attached hereto and by this reference incorporated herein.

SECTION 9.03 LOCKS AND KEYS. Landlord shall install a card key system for access to the Building and covered parking area and shall issue appropriate card keys to Tenant and Tenant’s authorized employees. Landlord shall initially provide keys for entry doors to the Leased Premises. From time to time, Tenant may change locks or install other locks on doors, but if Tenant does, Tenant must provide Landlord with duplicate keys within twenty four hours after said change or installation. Tenant upon termination of this Lease shall deliver to Landlord all the keys to the Building and Leased Premises including any interior offices, toilet rooms, combinations to built-in safes, etc. which shall have been furnished to or by the Tenant or are in the possession of the Tenant.

ARTICLE X. MAINTENANCE AND REPAIRS; ALTERATIONS; ACCESS

SECTION 10.01 LANDLORD’S OBLIGATION FOR MAINTENANCE. Landlord shall maintain and repair: (1) the areas outside the Leased Premises including hallways, public restrooms, if any, general landscaping, parking areas, driveways and walkways; (2) the Building roof, and foundation; and (3) all plumbing, electrical, heating, and air conditioning systems. However, to the extent the need for such repairs or maintenance results from any wrongful or negligent act or omission of Tenant, Tenant shall pay the entire cost of any such repair or maintenance. Landlord shall not be obligated to repair any damage or defect until the earlier of (i) Landlord’s receipt of written notice from Tenant of the need of such repair or (ii) Landlord has actual or constructive knowledge of the need of such repair, and Landlord shall have a reasonable time thereafter in which to make such repairs. Tenant shall give immediate notice to Landlord in case of fire or accidents in the Leased Premises or in the building of which the Leased Premises are a part or of defects therein or in any fixtures or equipment provided by Landlord. Costs of Landlord-provided maintenance for Item 2 herein shall be included as Operating Expenses as defined in Section 3.03(d) and (e) herein.

SECTION 10.02 TENANT’S OBLIGATION FOR MAINTENANCE.

(a) Tenant shall provide its own janitorial service and keep and maintain the Leased Premises including the interior wall surfaces and windows, floors, floor coverings and ceilings in a clean, sanitary and safe condition in accordance with the laws of the State and in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector, or other proper officials of the governmental agencies having jurisdiction, at the sole cost and expense of Tenant, and Tenant shall comply with all requirements of law, ordinance and otherwise, affecting said Leased Premises.

(b) Tenant shall pay, when due, all claims for labor or material furnished, for work under Sections 9.01, 9.02 and 10.02 hereof, to or for Tenant at or for use in the Leased Premises, and shall bond such work if reasonably required by Landlord to prevent assertion of claims against Landlord.

(c) Tenant agrees to be responsible for all furnishings, fixtures and equipment located upon the Leased Premises from time to time and shall replace carpeting within the Leased

Premises if same shall be damaged by tearing, burning, or stains resulting from spilling anything on said carpet, reasonable wear and tear accepted.

SECTION 10.03 SURRENDER AND RIGHTS UPON TERMINATION.

(a) This Lease and the tenancy hereby created shall cease and terminate at the end of the Rental Term hereof, or any extension or renewal thereof, without the necessity of any notice form either Landlord or Tenant to terminate the same, and Tenant hereby waives notice to vacate the Leased Premises and agrees that Landlord shall be entitled to the benefit of all provisions of law respecting summary recovery of possession of Leased Premises from a Tenant holding over to the same extent as if statutory notice has been given.

(b) Upon termination of this Lease at any time and for any reason whatsoever, Tenant shall surrender and deliver up the Leased Premises to Landlord in the same condition as when the Leased Premises were delivered to Tenant or as altered as provided in Section 9.01, ordinary wear and tear excepted. Upon request of Landlord, Tenant shall promptly remove all personal property from the Leased Premises and repair any damage caused by such removal. Obligations under this Lease relating to events occurring or circumstances existing prior to the date of termination shall survive the expiration or other termination of the Rental Term of this Lease. Liabilities accruing after date of termination are defined in Sections 13.05, 19.01 and 19.02.

ARTICLE XI. INSURANCE AND INDEMNITY

SECTION 11.01 LIABILITY INSURANCE AND INDEMNITY. Tenant shall, during all terms hereof, keep in full force and effect a policy of public bodily injury and property damage liability insurance with respect to the Leased Premises, with a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence. The policy shall name Landlord, property manager (i.e., Woodbury Corporation) and any other persons, firms or corporations designated by Landlord and Tenant as additional insureds, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord ten (10) days prior written notice. Such insurance shall include an endorsement permitting Landlord and Property Manager to recover damage suffered due to act or omission of Tenant, notwithstanding being named as an additional “Insured party” in such policies. Such insurance may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. The insurance shall be with an insurance company approved by Landlord and a copy of the paid-up policy evidencing such insurance or a certificate of insurer certifying to the issuance of such policy shall be delivered to Landlord; provided, Landlord shall not unreasonably withhold its approval of Tenant’s selected insurance company. If Tenant fails to provide such insurance, Landlord may do so and charge actual costs of same to Tenant.

Tenant will indemnify, defend and hold Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Leased Premises or from the occupancy or use by Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, sublessees, concessionaires or business invitees except to the extent caused by the negligence of Landlord and to the extent not covered by its fire casualty or liability insurance. In case Landlord shall, without fault of its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney fees incurred or paid by either in defending itself or enforcing the covenants and agreements of this Lease.

Landlord will indemnify, defend and hold Tenant harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the common area or from the occupancy or use by Landlord of the common area or any part thereof, or occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, employees, servants, sublessees, concessionaires or business invitees unless caused by the negligence of Tenant and to the extent not covered by its casualty or liability insurance. In case Tenant shall, without fault of its part, be made a party to any litigation commenced by or against Landlord, then Landlord shall protect and hold Tenant harmless and shall pay all costs, expenses and reasonable attorney fees incurred or paid by either in defending itself or enforcing the covenants and agreements of this Lease.

SECTION 11.02 FIRE AND CASUALTY INSURANCE.

(a) Subject to the provisions of this Section 11.02, Landlord shall secure, pay for, and at all times during the terms hereof maintain “All Risk” casualty, insurance providing coverage upon the building improvements in an amount equal to the full insurable replacement value thereof (as determined by Landlord). Said insurance shall include twelve (12) months rental income coverage as well as such additional endorsements as may be required by Landlord’s Lender or Landlord. All insurance required hereunder shall be written by reputable, responsible companies licensed in the State of Utah. Tenant shall have the right, at its request at any reasonable time, to be furnished with copies of the insurance policies then in force pursuant to this Section, together with evidence that the premiums therefor have been paid.

(b) Tenant agrees to maintain at its own expense such fire and casualty insurance coverage as Tenant may desire or require in respect to Tenant’s personal property, equipment, furniture, fixtures or inventory and Landlord shall have no obligation in respect to such insurance or losses. All property kept or stored on the Leased Premises by Tenant or with Tenant’s permission shall be so done at Tenant’s sole risk and Tenant shall indemnify Landlord against and hold it harmless from any claims arising out of loss or damage to same.

(c) If Tenant installs any electrical or other equipment which overloads the lines in the Leased Premises, Tenant shall at its own expense make whatever changes are necessary to comply with the requirements of Landlord’s insurance.

(d) Tenant shall be responsible for all glass breakage from any cause whatsoever and agrees to immediately replace all glass broken or damaged during the terms hereof with glass of the same quality as that broken or damaged. Landlord may replace, at Tenant’s expense, any broken or damaged glass if not replaced by Tenant within five (5) days after such damage.

SECTION 11.03 WAIVER OF SUBROGATION. Each party hereto does hereby release and discharge the other party hereto and any officer, agent, employee or representative of such party, of and from any liability whatsoever hereafter arising from loss, damage or injury caused by fire or other casualty for which insurance (permitting waiver of liability and containing a waiver of subrogation) is carried by the injured party at the time of such loss, damage or injury to the extent of any recovery by the injured party under such insurance.

ARTICLE XII UTILITY CHARGES

SECTION 12.01 OBLIGATION OF LANDLORD. Unless otherwise agreed in writing by the parties, during the term of this Lease the Landlord shall cause to be furnished to the Leased Premises during “standard operating hours” which shall be 7:00 a.m. to 6:30 p.m. Monday through Friday and 8:00 a.m. to 12:00 Noon on Saturday, excluding holidays on which banks in the state are permitted to be closed, the following utilities and services, the cost and expense of which shall be included in Operating Expenses:

(a) Electricity, water, gas and sewer service.

(b) Telephone connection, but not including telephone stations and equipment (it being expressly understood and agreed that Tenant shall be responsible for the ordering and installation of telephone lines and equipment which pertain to the Leased Premises).

(c) Heat and air-conditioning to such extent and to such levels as is reasonably required for the comfortable use and occupancy of the Leased Premises subject however to any limitations imposed by any government agency.

(d) Snow removal and parking lot sweeping services.

(e) Elevator service.

(f) Building systems maintenance services.

SECTION 12.02 OBLIGATIONS OF TENANT. Tenant shall arrange for and shall pay the entire cost and expense of all telephone stations, equipment and use charges, electric light bulbs (but not fluorescent bulbs used in fixtures originally installed in the Leased Premises) and all other materials and services not expressly required to be provided and paid for pursuant to the provisions of Section 12.01 above. Tenant covenants to use good faith efforts to reasonably conserve utilities by turning off lights and equipment when not in use and taking such other reasonable actions in accordance with sound standards for energy conservation. Landlord reserves the right to separately meter or otherwise monitor any utility usage and to separately charge Tenants for its own utilities, in which case an equitable adjustment shall be made to Base Rental and Tenant’s share of Operating Expenses as set forth in this Lease. Additional limitations of Tenant are as follows:

(a) Tenant will not, without the written consent of Landlord, which consent shall not be unreasonably withheld, use any apparatus or device on the Leased Premises using current in excess of 208 volts which will in any way or to any extent increase the amount of electricity or water usually furnished or supplied for use on the Leased Premises for the use designated in Section 7.01 above, nor connect with electrical current, except through existing electrical outlets in the Leased Premises, or water pipes, any apparatus or device, for the purposes of using electric current or water.

(b) If Tenant shall require water or electric current in excess of that usually furnished or supplied for use of the Leased Premises, or for purposes other than those designated in Section 7.01 above, Tenant shall first procure the written consent of Landlord for the use thereof, which consent Landlord may refuse and/or Landlord may cause a water meter or electric current meter to be installed in the Leased Premises, so as to measure the amount of water and/or electric current consumed for any such use. The cost of such meters and of installation maintenance, and repair thereof shall be paid for by Tenant and Tenant agrees to pay Landlord promptly upon demand by Landlord for all such water and electric current consumed as shown by said meters, at the rates charged for such service by the City in which the Building is located or the local public utility, as the case may be, furnishing the same, plus any additional expense incurred in keeping account of the water and electric current so consumed.

(c) If and where heat generating machines devices are used in the Leased Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install additional or supplementary air conditioning units for the Leased Premises, and the entire cost of installing, operating, maintaining and repairing the same shall be paid by Tenant to Landlord promptly after demand by Landlord.

To the extent that Tenant operates hours in excess of the stated standard business hours, Tenant may cause Landlord to provide services set forth in Section 12.01 (a), (b), (c) and (e) above; however, Tenant shall pay extra hourly utility charges as set forth in Section 1.01(P) and Section 12.03 herein.

SECTION 12.03. EXTRA HOURS CHARGES. To the extent Tenant operates hours other than “normal operating hours” as set forth in Section 12.01, Tenant shall pay an extra hourly utility charge of $0.25 per hour per 1,000 square feet for lighting and electricity and $5.00 per hour per 1,000 square feet for mechanical/HVAC system for each full or partial hour during which Tenant operates. Tenant shall pay such charges within ten (10) days after invoice therefor. Costs incurred by Landlord for operating “extra-hours” shall not be included in Operating Expenses pursuant to Section 3.03.

SECTION 12.04. LIMITATIONS ON LANDLORDS LIABILITY. Landlord shall not be liable for and Tenant shall not be entitled to terminate this Lease or to effectuate any abatement or reduction of rent by reason of Landlord’s failure to provide or furnish any of the foregoing utilities or services if such failure was reasonably beyond the control of Landlord. In no event shall Landlord be liable for loss or injury to persons or damage to property, however, arising or occurring in connection with or attributable to any failure to furnish such utilities or services even if within the control of Landlord.

ARTICLE XIII. OFF-SET STATEMENT, ATTORNMENT AND SUBORDINATION

SECTION 13.01 OFF-SET STATEMENT. Tenant agrees within ten (10) days after request therefor by Landlord to execute in recordable form and deliver to Landlord a statement in writing, certifying

(a) that this Lease is in full force and effect;

(b) the date of commencement of the Rental Term of this Lease;

(c) that rent is paid currently without any off-set or defense thereto;

(d) the amount of rent, if any paid in advance; and

(e) that there are no uncured defaults by Landlord or stating those claimed by Tenant.

Such statement shall only be required once during any twelve (12) month period during the Rental Term.

SECTION 13.02 ATTORNMENT. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Leased Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

SECTION 13.03 SUBORDINATION. Tenant agrees that this Lease shall, at the request of Landlord, be subordinate to any first mortgages or deeds of trust that may hereafter be placed upon said Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, provided the mortgagees or trustees named in said mortgages or deeds of trust shall agree to recognize the Lease of Tenant in the event of foreclosure, if Tenant is not in default.

SECTION 13.04 MORTGAGEE SUBORDINATION. Tenant hereby agrees that this Lease shall, if at any time requested by Landlord or any lender in respect to Landlord’s financing of the Building or Project in which the Leased Premises are located or any portion hereof, be made superior to any mortgage or deed of trust that may have preceded such Lease.

SECTION 13.05 REMEDIES. Tenant hereby irrevocably appoints Landlord as attorney-in-fact for the Tenant with full power and authority to execute and deliver in the name of the Tenant any such instruments described in this Article XIII upon failure of the Tenant to execute and deliver any of the above instruments within fifteen (15) days after written request so to do by Landlord; and such failure shall constitute a breach of this Lease entitling the Landlord, at its option, to cancel this Lease and terminate the Tenant’s interest therein.

ARTICLE XIV. ASSIGNMENT

SECTION 14.01 ASSIGNMENT. Tenant shall not assign this Lease or sublet the Leased Premises, or any part thereof, without first obtaining the written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The consent of Landlord shall not relieve Tenant of this Lease from continuing liability for all obligations under this Lease. Any Assignment by operation of law or if the Tenant be a corporation, unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an “Assignment” within the meaning of this Section. Notwithstanding the foregoing, any assignment by Tenant to a parent corporation, or to a successor corporation acquiring substantially all the assets of Tenant, and intending to operate Tenant’s business under the same trade name, will be deemed a permitted assignment not requiring Landlord’s consent.

ARTICLE XV. WASTE OR NUISANCE

SECTION 15.01 WASTE OR NUISANCE. Tenant shall not commit or suffer to be committed any waste upon the Leased Premises, or any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the Building in which the Leased Premises may be located, or elsewhere within the Building.

ARTICLE XVI. NOTICES

SECTION 16.01 NOTICES. Except as provided in Section 19.01, any notice required or permitted hereunder to be given or transmitted between the parties shall be either 1) personally delivered, or 2) mailed postage prepaid by registered mall, return receipt requested, or mailed by express carrier addressed if to Tenant at the address set forth in Section 1.01(E), and if to Landlord at the address set forth in Section 1.01(C). Either party may, by written notice to the other given as prescribed in this Section 16.01, change its above address for any future notices which are mailed under this Lease.

ARTICLE XVII. DESTRUCTION OF THE LEASED PREMISES

SECTION 17.01 DESTRUCTION.

(a) If the Leased Premises are partially or totally destroyed by fire or other casualty insurable under standard fire insurance policies with extended coverage endorsement so as to become partially or totally untenantable, the same shall be repaired or rebuilt as speedily as practical under the circumstances at the expense of the Landlord, unless Landlord elects not to repair or rebuild as provided in Subsection (b) of this Section 17.01. During the period required for restoration, a just and proportionate part of Base Monthly Rent, Additional Rent and other charges payable by Tenant hereunder shall be abated until the Leased Premises are repaired or rebuilt.

(b) If the Leased Premises are (I) rendered totally untenantable by reason of an occurrence described in Subsection (a), or (II) damaged or destroyed as a result of a risk which is not insured under Landlord’s fire insurance policies, or (III) at least twenty percent (20%) damaged or destroyed during the last year of the Rental Term, or (IV) if the Building is damaged in whole or in part (whether or not the Leased Premises are damaged), to such an extent that Tenant cannot practically use the Leased Premises for its intended purpose, then and in any such events either party may terminate this Lease by notice in writing to the other party within sixty (60) days after the date of such occurrence. Unless either party gives such notice, this Lease will remain in full force and effect and Landlord shall repair such damage at its expense as expeditiously as possible under the circumstances.

(c) If Landlord should elect or be obligated pursuant to Subsection (a) above to repair or rebuild because of any damage or destruction, Landlord’s obligation shall be limited to the original Building any other work or improvements which may have been originally performed or installed at Landlord’s expense. If the cost of performing Landlord’s obligation exceeds the actual proceeds of insurance paid or payable to Landlord on account of such casualty, Landlord may terminate this Lease unless Tenant, within fifteen (15) days after demand therefor, deposits with Landlord a sum of money sufficient to pay the difference between the cost of repair and the proceeds of the insurance available for such purpose. Tenant shall replace all work and improvements not originally installed or performed by Landlord at its expense.

(d) Except as stated in this Article XVII, and for acts of gross negligence or willful misconduct, Landlord shall not be liable for any loss or damage sustained by Tenant by reason of casualties mentioned hereinabove or any other accidental casualty.

ARTICLE XVIII. CONDEMNATION

SECTION 18.01 CONDEMNATION. As used in this Section the term “Condemnation Proceeding” means any action or proceeding in which any interest in the Leased Premises or Building is taken for any public or quasi-public purpose by any lawful authority through exercise of the power of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof. If the whole of the Leased Premises is taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. If in excess of twenty-five (25%) percent of the Leased Premises is taken, either party hereto shall have the option to terminate this Lease by giving the other written notice of such election at any time within thirty (30) days after the date of taking. If less than twenty-five (25%) percent of the space is taken and Landlord determines, in Landlord’s sole discretion, that a reasonable amount of reconstruction thereof will not result in the Leased Premises or the Building becoming a practical improvement reasonably suitable for use for the purpose for which it is designed, then Landlord may elect to terminate this Lease by giving thirty (30) days written notice as provided hereinabove. In all other cases, or if neither party exercises its option to terminate, this Lease shall remain in effect and the rent payable hereunder from and after the date of taking shall be proportionately reduced in proportion to the ratio of: (1) the area contained in the Leased Premises which is capable of occupancy after the taking; to (II) the total area contained in the Leased Premises which was capable of occupancy prior to the taking. In the event of any termination or rental reduction provided for in this Section, there shall be a proration of the rent payable under this Lease and Landlord shall refund any excess theretofore paid by Tenant. Whether or not this Lease is terminated as a consequence of Condemnation Proceedings, all damages or compensation awarded for a partial or total taking, including any sums compensating Tenant for diminution in the value of or deprivation of its leasehold estate, shall be the sole and exclusive property of Landlord, except that Tenant will be entitled to any awards intended to compensate Tenant for expenses of locating and moving Tenant’s operations to a new space, including personal business equipment.

ARTICLE XIX. DEFAULT OF TENANT

SECTION 19.01 DEFAULT—RIGHT TO RE-ENTER. In the event of any failure of Tenant to pay any rental due hereunder within ten (10) days after written notice that the same is past due shall have been mailed to Tenant, or any failure by Tenant to perform any other of the terms, conditions or covenants required of Tenant by this Lease within thirty (30) days after written notice of such default shall have been mailed to Tenant (unless it is not reasonable to have such failure cured within such thirty (30) day period, in which case Tenant shall have made substantial progress towards curing such failure with in such thirty (30) day period) (the “Cure Period”) or if Tenant shall abandon said Leased Premises, or permit this Lease to be taken under any writ of execution. At the end of the Cure Period, then Landlord, besides other rights or remedies it may have, shall have the right to declare this Lease terminated and shall have the immediate right of re-entry and may remove all persons and property from the Leased Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, without evidence of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. Tenant hereby waives all compensation for the forfeiture of the term or its loss of possession of the Leased Premises in the event of the forfeiture of this Lease as provided for above.

SECTION 19.02 DEFAULT—RIGHT TO RE-LET. Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to re-let the Leased Premises, and may re-let said Leased Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the payment of any costs and expenses of such re-letting, including brokerage fees and attorney’s fees and costs of such alterations and repairs; second, to the payment of rent or other unpaid obligations due hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rental received from such re-letting during any month be less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of said Leased Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof be decreed by a court or competent jurisdiction. Notwithstanding any such re-letting without termination, Landlord may at any time elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of such default, including the cost of recovering the Leased Premises, reasonable attorney’s fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Lease for the remainder of the stated term over the then reasonable rental value of the Leased Premises for the remainder of the stated term, all of which amounts shall be immediately due and payable.

SECTION 19.03 LEGAL EXPENSES. In case of default by either party in the performance and obligations under this Lease, the defaulting party shall pay all costs incurred in enforcing this Lease, or any right arising out of such default, whether by suit or otherwise, including a reasonable attorney’s fee.

ARTICLE XX. BANKRUPTCY, INSOLVENCY OR RECEIVERSHIP

SECTION 20.01 ACT OF INSOLVENCY, GUARDIANSHIP, ETC. The following shall constitute a default of this Lease by the Tenant for which Landlord, at Landlord’s option, may immediately terminate this Lease.

(a) The appointment of a receiver to take possession of all or substantially all of the assets of the Tenant.

(b) A general assignment by the Tenant of his assets for the benefit of creditors.

(c) Any action taken or suffered by or against the Tenant under any federal or state insolvency or bankruptcy act.

(d) The appointment of a guardian, conservator, trustee, or other similar officer to take charge of all or any substantial part of the Tenant’s property.

Neither this Lease, nor any interest therein nor any estate thereby created shall pass to any trustee, guardian, receiver or assignee for the benefit of creditors or otherwise by operation of law.

ARTICLE XXI. LANDLORD ACCESS

SECTION 21.01 LANDLORD ACCESS. Landlord or Landlord’s agent shall have the right to enter the Leased Premises upon two (2) days’ prior written notice and at reasonable times to examine the same, or to show them to prospective purchasers or lessees of the Building, or to make all repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said Leased Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part, and rent shall not abate while said repairs, alterations, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise upon a mutually reasonably agreed upon time by both Landlord and Tenant. During the ninety (90) days prior to the expiration of the Rental Term of this Lease or any renewal term, Landlord may exhibit the Leased Premises to prospective tenants and place upon the Leased Premises the usual notices “To Let” or “For Rent” which notices Tenant shall permit to remain thereon with molestation.

ARTICLE XXII. LANDLORD’S LIEN

SECTION 22.01 LANDLORD’S LIEN. Tenant acknowledges that as of the date hereof, Utah Code Section 38-3-1 and following may grant Landlord a lien upon certain improvements, trade fixtures and furnishings of Tenant in regard to unpaid rent. So long as Tenant is not in default under this Lease, Landlord will agree to subordinate any such lien to any bonafide, third-party lender with regards to the Leased Premises.

ARTICLE XXIII. HOLDING OVER

SECTION 23.01 HOLDING OVER. Any holding over after the expiration of the Rental Term hereof shall be construed to be a tenancy at sufferance and all provisions of this Lease shall be and remain in effect except that the monthly rental shall be one hundred twenty percent (120%) of rent (including any adjustments as provided herein) payable for the last full calendar month of the Rental Term including renewals or extensions.

SECTION 23.02 SUCCESSORS. All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties; and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing.

ARTICLE XXIV. RULES AND REGULATIONS

SECTION 24.01 RULES AND REGULATIONS. Tenant shall comply with all reasonable rules and regulations which are now or which may be hereafter prescribed by the Landlord and posted in or about said Leased Premises or otherwise brought to the notice of the Tenant, both with regard to the project as a whole and to the Leased Premises including common facilities.

ARTICLE XXV. QUIET ENJOYMENT

SECTION 25.01 QUIET ENJOYMENT. Upon payment by the Tenant of the rents herein provided, and upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under the Landlord, subject, nevertheless, to the terms and conditions of this Lease and actions resulting from future eminent domain proceedings and casualty losses.

ARTICLE XXVI. SECURITY DEPOSIT

SECTION 26.01 SECURITY DEPOSIT. The Landlord herewith acknowledges receipt of the amount set forth in Section 1.01 (U) which it is to retain as security for the faithful performance of all the covenants, conditions and agreements of this Lease, but in no event shall the Landlord be obliged to apply the same upon rents or other charges in arrears or upon damages for the Tenant’s failure to perform the said covenants, conditions and agreements; the Landlord may so apply the Security Deposit, at its option; and the Landlord’s right to the possession of the Leased Premises for non-payment of rents or for other reasons shall not in any event be affected by reason of the fact that the Landlord holds this Security Deposit. The said sum, if not applied toward the payment of rents in arrears or toward the payment of damages suffered by the Landlord by reason of the Tenant’s breach of the covenants, conditions and agreements of this Lease, is to be returned to Tenant without interest when this Lease is terminated, according to these terms, and in no event is the Security Deposit to be returned until Tenant has vacated the Leased Premises and delivered possession to the Landlord.

In the event that the Landlord repossesses Leased Premises because of the Tenant’s default or because of the Tenant’s failure to carry out the covenants, conditions and agreements of this Lease, Landlord may apply the said Security Deposit toward damages as may be suffered or shall accrue thereafter by reason of the Tenant’s default or breach. In the event of bankruptcy or other debtor-creditor proceedings against Tenant as specified in Article XX, the Security Deposit shall be deemed to be applied first to the payment of Base Monthly Rent, Additional Rent and other charges due Landlord for the earliest possible periods prior to the filing of such proceedings. The Landlord shall not be obliged to keep the said Security Deposit as a separate fund, but may mix the same with its own funds.

ARTICLE XXVII. MISCELLANEOUS PROVISIONS

SECTION 27.01 WAIVER. No failure on the part of either party to enforce any covenant or provision of this Lease shall discharge or invalidate such covenant or provision or affect the right of such party to enforce the same in the event of any subsequent breach. One or more waivers of any covenant or condition by either party shall not be construed as a waiver of a subsequent breach of the same covenant or condition and the consent to or approval of any subsequent similar act by the other party. No breach of a covenant or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by the party waiving the same.

SECTION 27.02 ENTIRE LEASE AGREEMENT. This Lease constitutes the entire Lease and understanding between the parties hereto and supersedes all prior discussions, understandings and agreements. This Lease may not be altered or amended except by a subsequent written agreement executed by all parties.

SECTION 27.03 FORCE MAJEURE. Any failure to perform or delay in performance by either party of any obligation under this Lease, other than Tenant’s obligation to pay rent, shall be excused if such failure or delay is caused by any strike, lockout, governmental restriction or any similar cause beyond the control of the party so falling to perform, to the extent and for the period that such continues.

SECTION 27.04 LOSS AND DAMAGE. The Landlord shall not be responsible or liable to the Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying all or any part of the Leased Premises adjacent to or connected with the Leased Premises or any part of the building of which the Leased Premises are a part, or for any loss or damage resulting to the Tenant or his property from bursting, stoppage or leaking of water, gas sewer or steam pipes or for any damage or loss of property within the Leased Premises from any cause whatsoever.

SECTION 27.05 ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the amount owing hereunder shall be deemed to be other than on account of the earliest stipulated amount receivable from Tenant, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or receivable or pursue any other remedy available under this Lease or the law of the state where the Leased Premises are located.

SECTION 27.06 NO OPTION. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises and this Lease becomes effective as a lease only upon full execution and delivery thereof by Landlord and Tenant.

SECTION 27.07 ANTI-DISCRIMINATION. Tenant herein covenants by and for itself, its heirs, executors, administrators and assigns and all persons claiming under or through it, and this Lease is made and accepted upon and subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons on account of race, sex, marital status, color, creed, national origin or ancestry, in the leasing, subleasing, assigning, use, occupancy, tenure or enjoyment of the Leased Premises, nor shall the Tenant itself, or any person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, or subtenants in the Leased Premises.

SECTION 27.08 SEVERABILITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

SECTION 27.09 OTHER MISCELLANEOUS PROVISIONS. This instrument shall not be recorded without the prior written consent of Landlord; however, upon the request of either party hereto, the other party shall join in the execution of a memorandum or “short form” lease for recording purposes which memorandum shall describe the parties, the Leased Premises, the Rental Term and shall incorporate this Lease by reference, and may include other special provisions. The captions which precede the Sections of this Lease are for convenience only and shall in no way affect the manner in which any provisions hereof is construed. In the event there is more than one Tenant hereunder, the liability of each shall be joint and several. This instrument shall be governed by and construed in accordance with the laws of the State wherein the Leased Premises are located. Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural when the sense requires. Time is of the essence of this Lease and every term, covenant and condition herein contained.

SECTION 27.10 REPRESENTATION REGARDING AUTHORITY. The persons who have executed this Lease Agreement represent and warrant that they are duly authorized to execute this Lease in their individual or representative capacity as indicated.

SECTION 27.11 DISCLOSURE OF PARTIES. Landlord is a partnership, one or more partners of which is a licensed real estate broker or agent.

SECTION 27.12 TENANT CERTIFICATION. For purposes of compliance with Executive Order 13224 and related regulations, Landlord and Tenant hereby states, represents and warrants to each other that:

(a) Certification. Landlord and Tenant certify that:

(i) They are not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(ii) They have not executed this Lease, directly or indirectly on behalf of, or instigating or facilitating this Lease, directly or indirectly on behalf of, any such person, group, entity, or nation.

(b) Indemnification. Tenant and Landlord hereby agrees to defend, indemnify, and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

ADDITIONAL PROVISIONS: None

[Signature Pages to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year first above written.

SIGNATURES:

LANDLORD

SANDY PARK II L.L.C., a Utah limited liability company

By:	WOODBURY CORPORATION, a Utah corporation, Its Manager

By:	/s/ O Randall Woodbury
O Randall Woodbury, President

By:	/s/ Jeffrey K. Woodbury
Jeffrey K. Woodbury, Vice President

TENANT

LIFEVANTAGE CORPORATION, a Colorado corporation

By:	/s/ Robert M. Urban
Name:	Robert M. Urban
Title:	Chief Operating Officer

ACKNOWLEDGEMENT OF LANDLORD

STATE OF UTAH                )

                                                 : ss.

COUNTY OF SALT LAKE )

On the 20th day of September, 2012, before me personally appeared O. RANDALL WOODBURY and JEFFREY K. WOODBURY, to me personally known, who being by me duly sworn did say that they are the President and Vice President of WOODBURY CORPORATION, known to be the Manager of SANDY PARK II L.L.C., a Utah limited liability company, the company that executed the within instrument, known to me to be the persons who executed the within instrument on behalf of said company therein named, and acknowledged to me that such company executed the within instrument pursuant to its Operating Agreement.

/s/ Angela Dennis
Notary Public

ACKNOWLEDGMENT OF TENANT

STATE OF UTAH                 )

                                                     : ss.

COUNTY OF SALT LAKE )

On this 11th day September, 2012, before me personally appeared Robert M. Urban, to me personally known to be the Chief Operating Officer of LIFEVANTAGE CORPORATION, the corporation that executed the within instrument, known to me to be the person who executed the within instrument on behalf of said corporation therein named, and acknowledged to me that such corporation executed the within instrument pursuant to its by-laws or a resolution of its board of directors.

/s/ Paula J. Chapman
Notary Public